                                                                       EX-99.B16

              SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS*
                          VANGUARD EXPLORER FUND, INC.

1. AVERAGE ANNUAL TOTAL RETURN (As of October 31, 1997)

    P (1 + T)/n/ = ERV

  Where:              P = a hypothetical initial payment of $1,000

                      T = average annual total return

                      N = number of years

                    ERV = ending redeemable value at the end of the period


EXAMPLE:
--------
ONE YEAR
--------
   P    =    $1,000
   T    =    +18.93%
   N    =    1
 ERV    =    $1,189.34
 FIVE YEAR
 ---------
   P    =    $1,000
   T    =    +16.06%
   N    =    5
 ERV    =    $2,105.61
 TEN YEAR
 --------
   P    =    $1,000
   T    =    +15.73%
   N    =    10
 ERV    =    $4,310.98

--------

2. YIELD (30 Days Ended October 31, 1997)


                a-b
    Yield = 2[(----- + 1 )/6/ -1]
               c x d

  Where:       a = dividends and interest paid during the period

               b = expense dollars during the period (net of reimbursements)

               c = the average daily number of shares outstanding during the period

               d = the maximum offering price per share on the last day of the period

  Example:     a = $2,020,291.72

               b = $1,172,667.97

               c = 40,810,849.28

               d = $62.31

           Yield = 0.40%